EXHIBIT 99

#___ — October 18, 2006	Contact:	Allan V. Cecil
Vice President
+843/383-7524
allan.cecil@sonoco.com
Sonoco Reports Third Quarter 2006 Financial Results
Hartsville, S.C. — Sonoco (NYSE: SON), the global packaging company, today reported earnings per diluted share for the third quarter of 2006 of $.60, an increase of 30 percent, compared with $.46 for the same period in 2005, it was announced by Harris E. DeLoach, Jr., chairman, president and chief executive officer. Base earnings per diluted share for the third quarter of 2006, a non-GAAP measure that excludes restructuring charges and certain non-recurring items, as applicable, were $.61, compared with $.48 per diluted share for the same period of 2005, an increase of 27 percent. (Additional information about base earnings and base earnings per share along with a reconciliation to reported earnings and reported earnings per share is provided on pages 8 and 9 of this news release.) Base earnings for the third quarter excluded after-tax restructuring charges of $0.6 million ($.01 per diluted share) and $2.5 million ($.02 per diluted share) in 2006 and 2005, respectively, related to previously announced restructuring actions.
Net sales for the third quarter of 2006 were $932 million, compared with $881 million for the same period in 2005. According to DeLoach, “Sales increased nearly six percent during the third quarter of 2006, with gains in each of the Company’s three business segments and in other businesses reported in All Other Sonoco. Overall, growth in sales during the quarter was due primarily to higher selling prices, higher overall volume and the favorable effect of foreign currency translation.”
Net income for the third quarter of 2006 was $61.1 million, a 33 percent increase, compared with $45.9 million for the third quarter of 2005. Base earnings, a non-GAAP measure that excludes restructuring charges and certain non-recurring items, as applicable, totaled $61.7 million for the third quarter of 2006, compared with $48.4 million for the same period in 2005, a 28 percent increase.
“The increase in year-over-year base earnings in the third quarter of 2006 reflected a continued favorable selling price/material cost relationship and the impact of productivity improvements, which were partially offset by higher energy, freight and labor costs throughout the Company. The impact of higher volume had little impact on overall earnings due to the unfavorable shifts in the mix within certain businesses,” said DeLoach. “Our results were also favorably impacted by the recognition of certain tax benefits, which resulted in an effective tax rate of 28.6%, which was lower than we had expected. Therefore, earnings are above the upper end of the guidance levels we had established.”
Cash generated from operations for the third quarter of 2006 was approximately $150 million, compared with approximately $92 million for the same period in 2005. The increase was due primarily to improved earnings and to the Company’s working capital improvement initiatives. Capital expenditures and cash dividends totaled $28.4 million and $23.8 million, respectively, in the third quarter of 2006.
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Sonoco Reports 3rd Qtr Financial Results — page 2
For the first nine months of 2006, net sales increased 3.6 percent to $2.7 billion, compared with $2.6 billion for the first nine months of 2005. Net income for the first nine months of 2006 was $155.6 million ($1.54 per diluted share), up 26 percent, compared with $123.1 million ($1.23 per diluted share) for the same period in 2005. Included in results for the first nine months of 2006 were after-tax charges of approximately $2.3 million ($.02 cents per diluted share) related to the expensing of stock options in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-based Payments.” Earnings for the first nine months of 2006 and 2005 were negatively impacted by after-tax restructuring costs of $3.5 million ($.03 per diluted share) and $11.1 million ($.11 per diluted share), respectively.
Base earnings were $159.1 million ($1.57 per diluted share) in the first nine months of 2006, up 19 percent, compared with $134.2 million ($1.34 per diluted share) during the same period in 2005. The increase in base earnings in the first nine months of 2006 was due primarily to productivity improvements and a positive selling price/material cost relationship, partially offset by increased costs for energy, freight and labor, along with an unfavorable shift in the mix of business. In addition, a favorable adjustment to certain state taxes increased reported and base earnings per diluted share by $.04 earlier in the year and the recognition of tax benefits, primarily from the expiration of assessment statutes, added $.06 during the current quarter.
For the first nine months of 2006, cash flows from operations totaled approximately $331 million, compared with approximately $161 million for the same period in 2005. Capital expenditures and cash dividends totaled $87.5 million and $70.7 million, respectively, for the first nine months of 2006. Additionally, the Company repurchased 2.5 million shares of Sonoco common stock for approximately $83 million earlier in 2006.
Fourth Quarter Outlook
The Company has recently announced a further cost reduction action, principally internationally focused and mainly centered in Europe, where, earlier this week, Sonoco completed the previously announced acquisition of the remaining 35.5 percent interest of the Sonoco Alcore, S.a.r.l., joint venture from Ahlstrom Corporation. Significant savings resulting from the restructuring program are not expected until 2007 and the Company cannot estimate the amount of restructuring charges expected to occur during the fourth quarter. Excluding any such charges and assuming no significant change in Company-wide volumes and/or price due to a change in general economic condition, Sonoco expects fourth quarter 2006 base earnings to be in the range of $.53 to $.55 per diluted share. Furthermore, the Company increased its full year 2006 base earnings guidance to be in the range of $2.11 to $2.13 per diluted share, including approximately $.03 per diluted share related to expensing of stock options, excluding any restructuring charges or additions to environmental reserves and assuming no significant changes to general economic conditions. The Company’s earnings guidance reflects an expected effective tax rate of approximately 35% during the upcoming quarter.
Segment Review
Consumer Packaging
The Consumer Packaging segment includes the following products: round and shaped rigid packaging, both composite and plastic; printed flexible packaging; and metal and plastic ends and closures.
Third quarter 2006 sales for the Consumer Packaging segment were $329 million, up 4 percent, compared with $315 million in the third quarter of 2005. Operating profit for this segment was $28.0 million, up 12 percent, compared with $24.9 million in the same period in 2005.
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Sonoco Reports 3rd Qtr Financial Results — page 3
The Consumer Packaging segment’s 2006 third quarter sales increased as a result of higher selling prices plus the favorable impact of foreign currency translation. Higher volumes in North American composite can operations were offset by lower volumes in European composite cans and flexible packaging. Operating profit improved during the third quarter of 2006 due primarily to a positive selling price/material cost relationship and productivity improvements, which more than offset the impact of increased costs for labor, freight and energy.
Tubes and Cores/Paper
The Tubes and Cores/Paper segment includes the following products: high-performance paper and composite paperboard tubes and cores, fiber-based construction tubes and forms, recycled paperboard, linerboard and recovered paper.
Third quarter 2006 sales for the Tubes and Cores/Paper segment were $387 million, up 5 percent, compared with $368 million in the same period in 2005. Operating profit for the segment for the third quarter of 2006 was $42.8 million, up 34 percent, compared with $32.0 million in the same period in 2005.
Sales in the Tubes and Cores/Paper segment were up year-over-year in the third quarter of 2006 due to higher volumes in North American tubes and cores and global paper operations; higher selling prices in North American and European tubes and cores; and the favorable impact of foreign currency translation. Operating profit increased during the third quarter of 2006 due primarily to a positive selling price/material cost relationship, productivity improvements and strong volumes in global paper operations, partially offset by the impact of increased costs for labor, freight and energy.
Packaging Services
The Packaging Services segment includes the following products and services: point-of-purchase displays, packaging fulfillment, contract packing, brand artwork management and supply chain management.
Third quarter 2006 sales for the Packaging Services segment were $122 million, up 6 percent, compared with $115 million in the same period in 2005. Operating profit for this segment was $9.4 million, compared with $11.9 million in the same period in 2005.
Third quarter 2006 sales in the Packaging Services segment increased due primarily to higher service volumes and prices in Service Center operations, partially offset by the loss of sales from a single-plant folding carton operation that was sold at the end of 2005. The higher sales did not result in increased earnings due to the pass-through nature of some of the service center contracts. In addition, an unfavorable shift in the mix of business resulted in lower profits during the quarter in comparison to the same period of last year.
All Other Sonoco
All Other Sonoco includes businesses which are not aggregated in a reportable segment and include the following products: wooden, metal and composite reels for wire and cable packaging; molded and extruded plastics; custom designed protective packaging; and paper amenities such as coasters and glass covers.
Third quarter 2006 sales for All Other Sonoco were $93 million, up 13 percent, compared with $83 million in the same period in 2005. Operating profit for this segment in the third quarter of 2006 was $12.6 million, up 35 percent, compared with $9.3 million in the same period in 2005.
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Sonoco Reports 3rd Qtr Financial Results — page 4
Third quarter 2006 sales for All Other Sonoco increased primarily due to higher volumes and prices in protective packaging and extruded and molded plastics, along with higher volumes in wire and cable reels. Operating profit increased during the third quarter of 2006 due to a favorable selling price/material cost relationship, productivity improvements and higher volumes.
Corporate
Depreciation and amortization expense for the third quarter of 2006 was $42.2 million, compared with $40.8 million in the third quarter of 2005. Net interest expense for the third quarter decreased to $10.7 million, compared with $11.9 million for the same period in 2005. The decrease was due to lower average debt balances, which more than offset higher interest rates.
The effective tax rate for the Company in the third quarter 2006 was 28.6 percent, compared with 30.9 percent in the same period in 2005. The effective tax rate for the third quarter of 2006 was lower than the same period in 2005 due to the previously discussed tax benefits recognized in both periods, which were higher in 2006.
Conference Call Webcast
Sonoco will host its regular quarterly conference call today, Wednesday, October 18, 2006, at 2 p.m. Eastern time, to review its financial results for the third quarter of 2006. The conference call can be accessed in a “listen only” mode via the Internet at http://www.sonoco.com, under the “News” section. The call will be archived on the Investor Information section of the Sonoco Web site for 30 days. A telephonic replay of the call will be available after 4:30 p.m. Eastern time on October 18, 2006, to U.S. callers at +888/286-8010 and for international callers at +617/801-6888, access code 90902522. The call also will be archived on the investor information section of Sonoco’s Web site for 30 days.
About Sonoco
Founded in 1899, Sonoco is a $3.5 billion global manufacturer of industrial and consumer packaging products and provider of packaging services, with more than 300 operations in 35 countries, serving customers in 85 nations. Additional information about Sonoco is available at http://www.sonoco.com.
Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities and Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “plan,” “anticipate,” “objective,” “goal,” “guidance,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, continued payments of dividends, stock repurchases, and producing improvements in earnings.
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Sonoco Reports 3rd Qtr Financial Results — page 5
These forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs, and assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies, and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:
•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	international, national and local economic and market conditions;

•	fluctuations of obligations and earnings of pension and postretirement benefit plans;

•	ability to maintain market share;

•	pricing pressures and demand for products;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	currency stability and the rate of growth in foreign markets;

•	use of financial instruments to hedge foreign currency, interest rate and commodity price risk;

•	liability for remediation of environmental problems;

•	actions of government agencies;

•	loss of consumer confidence; and

•	economic disruptions resulting from terrorist activities.
The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.
Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, the Company’s investor relations department and the Company’s Web site, http://www.sonoco.com.
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Sonoco Reports 3rd Qtr Financial Results — page 6
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 24,	September 25,	September 24,	September 25,
	2006	2005	2006	2005
Sales	$931,522	$881,058	$2,667,301	$2,573,666
Cost of sales	749,954	717,666	2,155,531	2,101,214
Selling, general and administrative expenses	88,777	85,274	258,777	254,929
Restructuring charges	1,064	4,275	5,983	18,460

Income before interest and taxes	91,727	73,843	247,010	199,063
Interest expense	12,542	13,864	38,659	37,509
Interest income	(1,801)	(1,942)	(4,548)	(5,380)

Income before income taxes	80,986	61,921	212,899	166,934
Provision for income taxes	23,191	19,109	66,487	54,589

Income before equity in earnings of affiliates/ minority interest in subsidiaries	57,795	42,812	146,412	112,345
Equity in earnings of affiliates/minority interest in subsidiaries	3,296	3,101	9,165	10,733

Net income	$61,091	$45,913	$155,577	$123,078

Average shares outstanding — diluted	101,011	100,413	101,176	100,260

Diluted earnings per share	$.60	$.46	$1.54	$1.23

Dividends per common share	$.24	$.23	$.71	$.68

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 24,	September 25,	September 24,	September 25,
	2006	2005	2006	2005
Net Sales
Consumer Packaging	$328,649	$315,140	$954,488	$904,364
Tubes and Cores/Paper	387,477	368,358	1,112,626	1,089,439
Packaging Services	122,014	114,976	325,579	331,353
All Other Sonoco	93,382	82,584	274,608	248,510

Consolidated	$931,522	$881,058	$2,667,301	$2,573,666

Income Before Income Taxes:
Consumer Packaging — Operating Profit	$27,998	$24,935	$80,154	$71,808
Tubes and Cores/Paper — Operating Profit	42,817	32,043	107,557	83,800
Packaging Services — Operating Profit	9,424	11,856	27,122	33,193
All Other Sonoco — Operating Profit	12,552	9,284	38,160	28,722
Restructuring charges	(1,064)	(4,275)	(5,983)	(18,460)
Interest, net	(10,741)	(11,922)	(34,111)	(32,129)

Consolidated	$80,986	$61,921	$212,899	$166,934

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Sonoco Reports 3rd Qtr Financial Results — page 7
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	September 24,	December 31,
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$117,925	$59,608
Trade accounts receivables	471,502	413,209
Other receivables	29,493	45,225
Inventories	304,908	318,316
Prepaid expenses and deferred taxes	51,912	49,142

	975,740	885,500
Property, plant and equipment, net	952,725	943,951
Goodwill	601,327	573,903
Other intangible assets	73,615	73,037
Other assets	475,785	505,349

	$3,079,192	$2,981,740

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$575,480	$495,860
Notes payable and current portion of long-term debt	105,069	124,530
Accrued taxes	5,361	96

	685,910	620,486
Long-term debt	625,624	657,075
Pension and other postretirement benefits	183,894	173,939
Deferred income taxes and other	246,216	266,926
Shareholders’ equity	1,337,548	1,263,314

	$3,079,192	$2,981,740

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Sonoco Reports 3rd Qtr Financial Results — page 8
Presentation of Non-GAAP Information
Some of the information presented in this press release reflects adjustments to “as reported” results, pursuant to U.S. generally accepted accounting principles (“GAAP”), for the periods presented to exclude certain amounts related to the Company’s restructuring initiative. These adjustments result in the creation the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share”.
These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required in accordance with GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited in reviewing only GAAP financial measures. Accordingly, Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against plan all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.
Sonoco management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate Sonoco’s operating results in a manner that focuses on how it views its business performance from period to period. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses associated with these actions and may not be comparable to other companies with similar actions that present such costs differently. Furthermore, their calculation is based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material. To compensate for these limitations, management believes that it is useful for itself and investors to review both GAAP information that includes the impact of restructuring charges and certain unusual items, and the non-GAAP measures that exclude such information in order to understand and analyze the results of the business. Whenever Sonoco uses such a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures as detailed above.
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Sonoco Reports 3rd Qtr Financial Results — page 9
Reconciliation of GAAP1 to Non-GAAP Financial Measures
(Dollars in millions, except per share data)

Base Earnings Per Diluted Share (EPS)[2]	Three Months Ended
(Unaudited)	September 24, 2006	September 25, 2005
Diluted Earnings Per Share, as reported (GAAP)	$0.60	$0.46
Adjusted for:
Restructuring charges, net of tax[4]	0.01	0.02

Base Earnings Per Diluted Share (Non-GAAP)	$0.61	$0.48

	Nine Months Ended
(Unaudited)	September 24, 2006	September 25, 2005
Diluted Earnings Per Share, as reported (GAAP)	$1.54	$1.23
Adjusted for:
Restructuring charges, net of tax[4]	0.03	0.11

Base Earnings Per Diluted Share (Non-GAAP)	$1.57	$1.34

Base Earnings[3]	Three Months Ended
(Unaudited)	September 24, 2006	September 25, 2005
Net Income, as reported (GAAP)	$61.1	$45.9
Adjusted for:
Restructuring charges, net of tax[4]	0.6	2.5

Base Earnings (Non-GAAP)	$61.7	$48.4

	Nine Months Ended
(Unaudited)	September 24, 2006	September 25, 2005
Net Income, as reported (GAAP)	$155.6	$123.1
Adjusted for:
Restructuring charges, net of tax[4]	3.5	11.1

Base Earnings (Non-GAAP)	$159.1	$134.2

[1]	Generally Accepted Accounting Principles

[2]	Base Earnings Per Diluted Share (EPS) a non-GAAP financial measure of earnings per share, which excludes the impact of restructuring charges. Management believes it is useful to exclude restructuring-related charges because they are not expenses considered by management in assessing the core profitability of our business.

[3]	Base Earnings is a non-GAAP financial measure of net income, which excludes the impact of restructuring charges. Management believes it is useful to exclude restructuring-related charges because they are not expenses considered by management in assessing the core profitability of our business.

[4]	These restructuring charges are recurring as Sonoco’s restructuring programs usually require several years to fully implement and Sonoco continually considers restructuring actions in order to enhance its efficiency. Accordingly, they are subject to significant fluctuations from period to period due to the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.